Exhibit 99.4

August 28, 2019

Board of Directors
Gannett Co., Inc.
7950 Jones Branch Drive
Mclean, Virginia 22107-0150
United States

Re:	Registration Statement on Form S-4 of New Media Investment Group Inc., filed August 29, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 5, 2019 (“Opinion Letter”), as to the fairness from a financial point of view to the holders (other than New Media Investment Group Inc. (“New Media”) and Fortress Investment Group LLC and their respective affiliates) of the outstanding shares of common stock, par value $ 0.01 per share, of Gannett Co., Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 5, 2019 (the “Agreement”), by and among New Media, Arctic Holdings LLC, a wholly owned subsidiary of New Media (“Intermediate Holdco”), Arctic Acquisition Corp., a wholly owned subsidiary of Intermediate Holdco, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary―The Merger—Opinions of Gannett’s Financial Advisors—Opinion of Goldman Sachs,” “The Merger―Background of the Merger,” “The Merger―Gannett’s Reasons for the Merger; Recommendation of the Gannett Board,” “The Merger―Opinions of Gannett’s Financial Advisors―Opinion of Goldman Sachs,” and “The Merger―Certain New Media and Gannett Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter as an Annex to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO LLC
(GOLDMAN SACHS & CO. LLC)